Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES THIRD
QUARTER EARNINGS

OAKLAND, MARYLAND—November 4, 2010:  First United Corporation (Nasdaq: FUNC) (the “Corporation”), a financial holding company and the parent company of First United Bank & Trust, reported net income for the third quarter of 2010 of $.3 million compared to a net loss of $5.6 million for the third quarter of 2009.  The net interest margin, on a fully tax-equivalent basis, for the third quarter of 2010 was 2.51% compared to 3.53% for the same period of 2009.  The increased liquidity position, at lower investment rates, was a primary factor that contributed to the reduced margin and lower net interest income for the quarter. The Company has increased liquidity throughout 2010 in response to the current economic environment. Average interest-earning assets increased $105.6 million comparing the quarter ended September 30, 2010 to the quarter ended September 30, 2009.

During the quarter, the Company paid a preferred dividend payment of $.4 million which netted against net income of $.3 million resulting in a consolidated net loss attributable to common shareholders for the third quarter of 2010 of $.1 million or $.01 loss per common share, compared to a net loss attributable to common shareholders of $6.0 million or $.97 per common share for the same period of 2009.

According to William B. Grant, Chairman and Chief Executive Officer, “First United Corporation is pleased to announce net income for the third quarter.  During the quarter, we continued to provide for losses inherent in our loan portfolio and will continue to aggressively address problem assets over the next few quarters.  It appears that credit related impairment charges on our investment portfolio have leveled and we have seen positive signs of leveling in our non-performing assets for the past few quarters.  While we anticipate that we will continue to experience losses as we work through resolution on the problem assets, we are looking forward to putting our excess cash to work and experiencing higher levels of core earnings.”

Consolidated net loss attributable to common shareholders for the first nine months of 2010 was $6.9 million, compared to net loss attributable to common shareholders of $3.1 million for the same period of 2009.  Basic and diluted net loss per common share for the first nine months of 2010 were $1.12, compared to basic and diluted net loss per common share of $0.51 for the same period of 2009.  The net loss resulted primarily from a decline in net interest income of $7.8 million and $3.4 million of net losses related to a restructuring of the investment portfolio, and losses on the sale of foreclosed real estate.  These losses were partially offset by a net income tax benefit of $6.2 million and a decrease of $2.6 million in credit-related other-than-temporary impairment charges when comparing the first nine months of 2010 to the first nine months of 2009.  The decline in net interest income resulted in a compressed net interest margin, on a fully tax-equivalent basis, of 2.78% for the first nine months of 2010 compared to 3.68% in the first nine months of 2009.  Interest income on our interest earning assets declined $10.0 million, on a fully tax-equivalent basis, due to the increase in non-accrual loans throughout 2009, the decline in loan balances, the decrease in the investment portfolio and the lower interest rate environment.  Additionally, during 2009 and throughout the first nine months of 2010, we elected to maintain an increased liquidity position.  Our cash position has increased significantly due to our election not to reinvest cash from called investments and continued growth in our deposit base.   This increase in cash levels has had a negative impact on our net interest income in the first nine months of 2010 of approximately $8.3 million, or 67 basis points on our net interest margin.

For the nine-month period ended September 30, 2010, the Corporation’s annualized return on average assets and average shareholders’ equity were (.43%) and (7.50%), respectively, compared to (.16%) and (2.68%), respectively, for the same period in 2009.

Total assets were $1.8 billion at September 30, 2010, an increase of $51.4 million since December 31, 2009.  During this time period, cash and interest-bearing deposits in banks increased $172.6 million, our investment portfolio decreased $34.5 million, gross loans decreased $77.9 million, and deferred tax assets decreased $4.3 million.  During 2009 and throughout the first nine months of 2010, we elected to maintain an increased liquidity position to comply with recent guidance published by the FDIC in FIL 13-2010 and in recognition of the distressed economic environment.  Our cash position has increased significantly due to our election not to reinvest cash from called investments and continued growth in our deposit base.  Although the cash levels are expected to remain high through the fourth quarter, approximately $75 million was used to pay back brokered funds.  The decrease in loans is due to runoff in our indirect portfolio as well as refinancing in the mortgage portfolio.  Management has made the decision to utilize the secondary mortgage markets and government agencies as opposed to booking long-term, fixed rate mortgages.  The decrease in our investment portfolio is due in part to calls that were not reinvested and to approximately $26 million in sales from the portfolio restructuring that have not been reinvested as of September 30, 2010.    Total liabilities increased by approximately $50.3 million during the first nine months of 2010, reflecting increases in total deposits of $82.3 million offset by a $3.6 million decrease in short-term borrowings as a result of a decrease in repurchase agreements, our treasury management product and a $27.2 million decrease in long-term borrowings due to repayment of two maturing FHLB advances.  The increase in deposits is due in part to a $48 million increase in the accounts of a local municipality.

Gross loans were $1.04 billion at September 30, 2010, a decrease of $77.9 million (6.9%) from gross loans at December 31, 2009.  Commercial real estate loans increased $24.8 million as certain acquisition and development loans, which decreased $59.4 million, were completed and transferred to permanent financing.  At September 30, 2010 and December 31, 2009, approximately 71% of the commercial loan portfolio was collateralized by real estate.  Commercial and industrial loans declined $9.8 million and residential mortgage declined $10.8 million. The decrease in the residential mortgage portfolio is attributable to the increased amount of loan refinancings that are occurring as consumers seek long-term fixed rate loans.  Because the Corporation is not retaining these long-term fixed-rate loans, we are using secondary market and Fannie Mae outlets to satisfy these loan requests. The consumer portfolio declined $22.7 million as repayment activity in the indirect auto portfolio exceeded new production resulting from the continued slowdown in economic activity and the special financing currently being offered by the automotive manufacturers.

Total deposits were $1.39 billion at September 30, 2010, compared to $1.30 billion at December 31, 2009, an increase of $82.3 million.  Non-interest bearing deposits increased $14.5 million.  Retail money market accounts increased $1.4 million offset by a $2.2 million decline in traditional savings accounts.  Time deposits less than $100,000 declined $7.3 million and time deposits greater than $100,000 increased $87.1 million.  The increase in time deposits greater than $100,000 is due in part to a $48 million increase in the Certificate of Deposit Account Registry Service product for a local municipality.  These funds are relatively short-term in nature and will mature within six months.

Comparing September 30, 2010 to December 31, 2009, shareholders’ equity increased 1.16%, from $100.6 million to $101.7 million. The increase in shareholders’ equity was attributable to an $8.1 million decrease in the accumulated other comprehensive loss due to the unrealized losses in the investment portfolio at September 30, 2010 offset by the increase in net loss of $7.1 million.  The book value per common share increased from $11.49 at December 31, 2009 to $11.67 at September 30, 2010.

At September 30, 2010, there were 6,161,410 outstanding shares of the Corporation’s common stock, an outstanding immediately exercisable warrant to purchase 326,323 shares of the Corporation’s common stock, and 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Net- Interest Income (Tax Equivalent Basis)

Net interest income decreased $7.9 million during the first nine months of 2010 over the same period in 2009 due to a $10.0 million (15.0%) decrease in interest income partially offset by a $2.1 million (8.5%) decrease in interest expense.  The decrease in net interest income resulted primarily from a shift in the mix of earning assets from loans and investment securities into cash and cash equivalents (other interest earning assets) for the periods compared, as the Corporation made the conscious decision to increase its liquidity position during this period of risk and economic uncertainty.  The cost of the liquidity position represented by the foregone interest income from the $221.8 million in incremental average liquidity was approximately $8.3 million, or 67 basis points of the 90 basis point decrease in the net interest margin from 3.68% during the first nine months of 2009 to 2.78% for the same time period of 2010.

The overall $116.1 million increase in average interest-earning assets at lower yields also impacted the 122 basis point decline in the average yield on our average earning assets, which dropped from 5.81% for the first nine months of 2009 to 4.59% for the first nine months of 2010.

Interest expense decreased during the first nine months of 2010 when compared to the same period of 2009 due to an overall reduction in interest rates on time deposits driven by our decision to only increase special rates for full relationship customers, and the shorter duration of the portfolio. This more than offset the impact of a $111.7 million increase in average interest-bearing liabilities in the first nine months of 2010 when compared to the same time period for 2009, with interest-bearing deposits increasing by approximately $131.3 million. The overall effect of these changes was a 34 basis point decrease in the average rate paid on our average interest-bearing liabilities from 2.26% for the nine months ended September 30, 2009 to 1.92% for the same period of 2010.

Net interest income, on a fully tax equivalent basis, decreased $3.5 million for the third quarter of 2010 in comparison to the third quarter of 2009.  This decrease resulted from a decrease in interest income of $3.9 million partially offset by a $0.5 million decrease in interest expense during the period.  Overall, the net interest margin decreased by 102 basis points from 3.53% to 2.51% when comparing quarter to quarter, due primarily to the change in earning asset mix discussed above.  Average loans decreased by $76.8 million and the average balance in investment securities declined by $93.4 million.  Other interest-earning assets increased $275.8 million due to the increased liquidity position.  Average interest-bearing liabilities increased by $156.0 million (10.9%) during the third quarter of 2010 when compared to the third quarter of 2009.  This increase resulted primarily from increases in interest-bearing deposits partially offset by decreases in long-term borrowings.  The effective rate on these liabilities decreased by 32 basis points as the Corporation continued to manage the rates on its certificates of deposit portfolio.

Asset Quality

The ratio of non-performing and 90 days past-due loans to total loans at September 30, 2010 was 3.84%, compared to 4.31% at December 31, 2009 and 4.03% at September 30, 2009.  The ratio of non-performing and 90 days past-due loans to total assets at September 30, 2010 was 2.23%, compared to 2.77% at December 31, 2009 and 2.73% at September 30, 2009.  Performing loans considered impaired loans, as defined and identified by management, amounted to $42.7 million at September 30, 2010 and $89.9 million at December 31, 2009.  Loans are identified as impaired when based on current information and events, management determines that we will be unable to collect all amounts due according to contractual terms.  These loans consist primarily of acquisition and development loans.  The fair values are generally determined based upon independent third party appraisals of the collateral or discounted cash flows based upon the expected proceeds.  Specific allocations have been made where management believes there is insufficient collateral to repay the loan balance if liquidated and there is no secondary source of repayment is available.

The allowance for loan losses increased to $24.3 million at September 30, 2010, compared to $20.1 million at December 31, 2009.  The provision for loan losses was $10.7 million for the first nine months of 2010, compared to $10.8 million for the same period of 2009.  Specific allocations were made for impaired loans where management has determined that the collateral supporting the loans is not adequate to cover the loan balance and management increased the qualitative factors affecting the allowance for loan losses as a result of the current recession and distressed economic environment.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of losses, decreased $.5 million during the first nine months of 2010 when compared to the same period of 2009.  Service charge income decreased $.7 million due primarily to a reduction in non-sufficient funds (NSF) fees and increased charge-off overdraft fees.  Trust department income increased $.4 million during the first nine months of 2010 when compared to the first nine months of 2009 due to an increase in assets under management and the fees received on those accounts.  Income on Bank Owned Life Insurance increased $.4 million during the first nine months of 2010 when compared to the same period of 2009 due to the surrender of the separate account and purchase of general account contracts during the fourth quarter of 2009.

Net losses of $11.7 million were reported through other income in the first nine months of 2010 compared to $11.1 million during the same period of 2009.  There were $8.3 million in losses in 2010 that were attributable to other-than-temporary impairment losses on the investment portfolio, down from the $10.8 million in 2009.  Other losses of $3.4 million in the first nine months of 2010 consisted primarily of $2.4 million from sales of investments, $.2 million from a loan sale in the second quarter and $.8 million from sales of foreclosed real estate.

Other operating income, exclusive of losses, for the third quarter of 2010 decreased $.2 million when compared to the third quarter of 2009.  Service charge income decreased $.3 million due primarily to a reduction in NSF fees and increased charge-off overdrafts.  Bank Owned Life Insurance income increased $.1 million during the third quarter of 2010 when compared to the third quarter of 2009 due to the surrender of the separate account contracts and purchase of general account contracts during the fourth quarter of 2009.

Net losses of $.9 million were reported through other income in the third quarter of 2010 compared to $8.5 million during the same period of 2009.  There were $.2 million in losses in the third quarter of 2010 attributable to other-than-temporary impairment losses on the investment portfolio, down from $8.7 million in 2009.  Other losses of $.7 million in the third quarter of 2010 consisted primarily of $.2 million from sales of investments and $.5 million from sales of foreclosed real estate.

Other operating expenses decreased $1.5 million (4%) for the first nine months of 2010 when compared to the first nine months of 2009.  For the third quarter 2010, other operating expenses decreased $.3 million, or 3%, when compared to the same time period of 2009.  The decrease for the first nine months of 2010 is primarily due to a decline of $1.1 million in salaries and benefits resulting from reduced service costs in the pension plan and elimination of all performance based pay for employees and management.  FDIC premiums increased $.5 million during the first nine months of 2010 when compared to the same period of 2009 due to the increased rate structure.  Other miscellaneous expenses decreased $.9 million for the first nine months of 2010 compared to the same time period of 2009.  This decrease is attributable to reductions in expenses such as marketing, postage, and office supplies.

The decrease in other operating expense for the third quarter of 2010 is primarily due to a decline of $.2 million in salaries and benefits due to the aforementioned factors above.  There have not been any special assessments by the FDIC as of September 30, 2010.  Other miscellaneous expenses decreased $.3 million for the three months ended September 30, 2010 compared the same time period of 2009 due to the aforementioned factors above.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company (the “Bank), three statutory trusts that were used as financing vehicles, and First United Insurance Group, LLC, a full service insurance provider organized under Maryland law.  The Bank is the parent company of OakFirst Loan Center, Inc., a West Virginia finance company, and OakFirst Loan Center, LLC, a Maryland finance company, and owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland.  These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Berkeley, and Monongalia Counties in West Virginia.  The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	unaudited				unaudited
	30-Sep	30-Sep	30-Jun	31-Mar	30-Sep	30-Sep
	2010	2009	2010	2010	2010	2009
EARNINGS SUMMARY
Interest income	$17,253	$21,138	$18,273	$19,521	$55,047	$64,884
Interest expense	$7,352	$7,833	$7,436	$7,528	$22,316	$24,390
Net interest income	$9,901	$13,305	$10,837	$11,993	$32,731	$40,494
Provision for loan losses	$3,467	$6,917	$3,631	$3,555	$10,653	$10,837
Noninterest income (exclusive of losses)	$3,780	$3,999	$3,859	$3,583	$11,222	$11,739
Noninterest expense	$11,162	$11,500	$11,259	$11,146	$33,567	$35,036
Income tax benefit	$(2,167)	$(4,056)	$(451)	$(3,615)	$(6,233)	$(2,696)
Net income/ (loss)	$322	$(5,586)	$(916)	$(5,111)	$(5,705)	$(2,058)
Net loss attributable
to common shareholders	$(68)	$(5,975)	$(1,305)	$(5,501)	$(6,874)	$(3,099)
Cash dividends paid	$61	$1,223	$62	$614	$737	$3,665

	Three Months Ended
	unaudited
	30-Sep	30-Sep	30-Jun	31-Mar
	2010	2009	2010	2010
PER COMMON SHARE
Basic/ Diluted Net Loss Per Share	$(0.01)	$(0.97)	$(0.21)	$(0.90)
Basic/ Diluted Net Loss Per Common Share	$(0.01)	$(0.97)	$(0.21)	$(0.90)

Book value	$11.67	$12.35	$11.42	$11.54
Closing market value	$4.16	$10.57	$3.90	$6.00

Common shares
outstanding at period end	6,161,410	6,132,448	6,158,650	6,143,947

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	-0.43%	-0.16%	-0.69%	-1.19%
Return on average shareholders' equity	-7.50%	-2.68%	-11.96%	-20.20%
Net interest margin	2.51%	3.53%	2.99%	3.19%
Efficiency ratio	99.42%	81.99%	109.10%	170.80%

PERIOD END BALANCES	30-Sep	31-Dec	30-Sep
	2010	2009	2009

Assets	$1,795,228	$1,743,796	$1,681,749
Earning assets	$1,410,937	$1,469,327	$1,489,943
Gross loans	$1,044,024	$1,121,884	$1,138,366
Commerical Real Estate	$351,594	$326,826	$345,056
Acquisition & Development	$172,330	$231,724	$221,264
Commercial & Industrial	$71,446	$81,256	$74,070
Residental Mortgage	$362,473	$373,223	$383,290
Consumer	$86,181	$108,855	$114,686
Investment securities	$239,257	$273,784	$318,070
Total deposits	$1,386,429	$1,304,166	$1,237,134
Noninterest bearing	$121,433	$106,976	$107,608
Interest bearing	$1,264,996	$1,197,190	$1,129,526
Shareholders' equity	$101,734	$100,566	$105,758

CAPITAL RATIOS	30-Sep	31-Dec	30-Sep
Period end capital to risk-	2010	2009	2009
weighted assets:
Tier 1	10.60%	9.60%	9.23%
Total	12.29%	11.20%	10.61%

ASSET QUALITY
Net charge-offs for the quarter	$2,961	$1,590	$4,345
Nonperforming assets: (Period End)
Nonaccrual loans	$38,952	$46,584	$43,272
Restructured loans	$18,563	$35,481	$26,512
Loans 90 days past due
and accruing	$1,102	$1,770	$2,596
Other real estate owned	$15,612	$7,591	$4,061
Total nonperforming assets
and past due loans	$40,054	$48,354	$45,868
Allowance for credit losses
to gross loans, at period end	2.33%	1.79%	1.49%
Nonperforming and 90 day past-due loans
to total loans, at period end	3.84%	4.31%	4.03%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	2.23%	2.77%	2.73%

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